Exhibit 18

November 1, 2006

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, OK

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of ONEOK Partners, L.P. and subsidiaries (the “Company”) for the three months ended September 30, 2006, and have read the Company’s statements contained in Note G to the consolidated financial statements included therein. As stated in Note G to those financial statements, the Company changed its method of applying Statement of Financial Accounting Standards (“SFAS”) No. 142 such that the annual impairment testing date relating to goodwill and intangible assets with indefinite lives was changed from January 1 to July 1 and states that the newly adopted accounting principle is preferable in the circumstances because it will 1) provide consistency in the testing date with the general partner; 2) provide consistency in the testing date for all of the Company’s segments; 3) allow the Company more time to accurately complete its impairment testing process in order to incorporate the results in its periodic filings for the third quarter; and 4) provide a date that is outside the Company’s normal operating cycle which coincides with their annual budget process. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, nor have we audited the information set forth in the aforementioned Note G to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP